CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$4,166,050	$482.85

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

Dated April 25, 2017

HSBC USA Inc. Trigger Absolute Return Step Securities

$4,166,050 Securities Linked to the Vanguard® FTSE Emerging Markets ETF due on April 29, 2022

Investment Description

These Trigger Absolute Return Step Securities (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the Vanguard® FTSE Emerging Markets ETF (the “Underlying Index Fund”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. The amount HSBC will pay you at maturity is based on the Underlying Index Fund Return and on whether the Final Price is above or below the Step Barrier (which is equal to the Initial Price). If the Final Price is below the Step Barrier (which is equal to the Initial Price), the amount HSBC will pay you at maturity is based on whether the Final Price is above or below the Downside Threshold. If the Final Price is equal to or greater than the Step Barrier (which is equal to the Initial Price), at maturity HSBC will pay you the full Principal Amount plus a return equal to the greater of the Step Return and the Underlying Index Fund Return. If the Final Price is equal to or greater than the Downside Threshold but less than the Initial Price, HSBC will repay your Principal Amount at maturity and pay a return equal to the absolute value of the Underlying Index Fund Return (the “Contingent Absolute Return”). If the Final Price is less than the Downside Threshold, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Fund Return. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The Step Payment, the Contingent Absolute Return and the contingent repayment of principal only apply if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Step Return with Upside Participation: At maturity, HSBC will pay you the Principal Amount plus a minimum return of 25.50%, which we call the “Step Return,” as long as the Underlying Index Fund does not close below the Step Barrier on the Final Valuation Date, with participation in any positive Index Return above the Step Return.

❑	Downside Exposure with Contingent Absolute Return at Maturity: If the Underlying Index Fund Return is negative, but the Underlying Index Fund does not close below the Downside Threshold on the Final Valuation Date, HSBC will pay you the full Principal Amount of the Securities and the Contingent Absolute Return. If the Underlying Index Fund closes below the Downside Threshold on the Final Valuation Date, HSBC will pay less than the full Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Fund Return. The Contingent Absolute Return and any contingent repayment of principal apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.
Key Dates

Trade Date	April 25, 2017
Settlement Date	April 28, 2017
Final Valuation Date[1]	April 26, 2022
Maturity Date[1]	April 29, 2022

1 See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UNDERLYING INDEX FUND, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC is offering Trigger Absolute Return Step Securities linked to the Vanguard® FTSE Emerging Markets ETF. The actual Step Return, Initial Price and Step Barrier will be determined on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at the price to public described below.

Underlying Index Fund	Step Return	Initial Price	Step Barrier	Downside Threshold*	CUSIP/ISIN
Vanguard® FTSE Emerging Markets ETF	25.50%	$40.45	100% of the Initial Price	$30.34, which is 75.00% of the Initial Price	40435D755 / US40435D7553

*Rounded to two decimal places.

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.35 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Issuer
Per Security	$10.00	$0.35	$9.65
Total	$4,166,050.00	$145,811.75	$4,020,238.25

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Underlying Index Fund. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index Fund, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index Fund, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the ETF Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the ETF Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

♦	Prospectus supplement dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:
http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your Principal Amount and are willing to make an investment that may have downside market risk similar to the Underlying Index Fund.

♦   You seek an investment with a return linked to the performance of the Underlying Index Fund and believe the Final Price is likely to be at or above the Step Barrier on the Final Valuation Date.

♦   You understand and accept that your potential positive downside return from the Contingent Absolute Return is limited by the Downside Threshold.

♦   You are willing to invest in the Securities based on the Step Return indicated on the cover hereof.

♦   You understand and accept the risks associated with the Underlying Index Fund.

♦   You are willing to accept the risk and return profile of the Securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You seek an investment with returns based on the performance of emerging markets companies.

♦   You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Index Fund or the stocks included in the Underlying Index.

♦   You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have downside market risk similar to the Underlying Index Fund.

♦   You believe that the Final Price is unlikely to be at or above the Step Barrier on the Final Valuation Date.

♦   You believe the Underlying Index Fund will depreciate from the Initial Price over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date.

♦   You require an investment designed to provide full return of principal at maturity.

♦   You are unwilling to invest in the Securities based on the Step Return indicated on the cover hereof.

♦   You do not understand or accept the risks associated with the Underlying Index Fund.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek an investment with returns based on the performance of emerging markets companies.

♦   You seek current income from your investment or prefer to receive the dividends paid on the Underlying Index Fund or the stocks included in the Underlying Index.

♦   You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Index Fund, see page 13 of this pricing supplement and page S-39 of the accompanying ETF Underlying Supplement. You should also carefully review “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and beginning on page S-1 of the prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc.
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately 5 years
Trade Date	April 25, 2017
Settlement Date	April 28, 2017
Final Valuation Date	April 26, 2022, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.
Maturity Date	April 29, 2022, subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.
Underlying Index Fund	Vanguard® FTSE Emerging Markets ETF
Downside Threshold	$30.34, which is 75% of the Initial Price (rounded to two decimal places).
Step Barrier	100% of the Initial Price.
Step Return	25.50%
Contingent Absolute Return	The absolute value of the Underlying Index Fund Return. For example, if the Underlying Index Fund Return is -5%, the Contingent Absolute Return is 5%.
Payment at Maturity (per $10 Security)[1]

If the Final Price is equal to or greater than the Step Barrier (which is equal to the Initial Price) on the Final Valuation Date, HSBC will repay the Principal Amount plus pay the greater of the Step Return and the Underlying Index Fund Return at maturity, calculated as follows:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Index Fund Return))

If the Final Price is less than the Initial Price but greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay a cash amount at maturity per $10 Principal Amount, calculated as follows:

$10 + ($10 × Contingent Absolute Return)

If the Final Price is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity less than the Principal Amount of $10 per Security, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Fund Return, equal to:

$10 + ($10 × Underlying Index Fund Return)

In this scenario, the Contingent Absolute Return will not apply, you will be exposed to the decline of the Underlying Index Fund and you will lose some or all of your Principal Amount in an amount proportionate to the negative Underlying Index Fund Return.

Underlying Index Fund Return	Final Price – Initial Price Initial Price
Initial Price	$40.45, which was the Official Closing Price of the Underlying Index Fund on the Trade Date.
Final Price	The Official Closing Price of the Underlying Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the closing price of the Underlying Index Fund as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “VWO UP <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN	40435D755 / US40435D7553
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount.  Any payment on the Securities, including any repayment of principal AT MATURITY, is subject to the creditworthiness of HSBC.  If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Payment at maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

The Initial Price was observed. The Step Barrier and Downside Threshold were determined. The Step Return was set.

The Final Price and Underlying Index Fund Return are determined on the Final Valuation Date.

If the Final Price is equal to or greater than the Step Barrier (which is equal to the Initial Price) on the Final Valuation Date, HSBC will repay the Principal Amount plus pay the greater of the Step Return and the Underlying Index Fund Return at maturity, calculated as follows:

$10 + ($10 × (the greater of (a) Step Return and (b) Underlying Index Fund Return))

If the Final Price is less than the Initial Price but greater than or equal to the Downside Threshold on the Final Valuation Date, HSBC will pay a cash amount at maturity per $10 Principal Amount, calculated as follows:

$10 + ($10 × Contingent Absolute Return)

If the Final Price is less than the Downside Threshold on the Final Valuation Date, HSBC will pay you a cash payment at maturity that will be less than the Principal Amount of $10 per Security resulting in a loss of principal that is proportionate to the negative Underlying Index Fund Return, equal to:

$10 + ($10 × Underlying Index Fund Return).

Under these circumstances, the Contingent Absolute Return will not apply, you will lose a significant portion, and could lose all, of your Principal Amount.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but you are urged to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. You are also urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Index Fund and will depend on whether, and to the extent which, the Underlying Index Fund Return is positive or negative and if the Underlying Index Fund Return is negative, whether the Final Price is below the Downside Threshold. If the Final Price is below the Downside Threshold, the Contingent Absolute Return will not apply, you will be fully exposed to any negative Underlying Index Fund Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Price as compared to the Initial Price. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Absolute Return and the Step Return Apply at Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the share price of the Underlying Index Fund at that time is above the Downside Threshold. Additionally, the return you realize from a secondary market sale may not reflect the full economic value of the Contingent Absolute Return, the Step Return or the Securities themselves, and such return may be less than the return of the Underlying Index Fund at the time of sale, even if such return is positive. You can only receive the full benefit of the Contingent Absolute Return and the Step Return from HSBC if you hold the Securities to maturity, subject to HSBC's creditworthiness.

♦	Limited Potential Positive Downside Return on the Securities – Any positive return on the Securities arising from a decrease in the price of the Underlying Index Fund will be limited by the Downside Threshold. This is because, if the Final Price is less than the Step Barrier, HSBC will pay you the Principal Amount plus the Contingent Absolute Return at maturity only if the Final Price is greater than or equal to the Downside Threshold. As a result, the Contingent Absolute Return is limited to 25%, you will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Price is below the Downside Threshold.

♦	An Underlying Index Fund and Its Underlying Index Are Different – The performance of an Underlying Index Fund may not exactly replicate the performance of its underlying index, because the Underlying Index Fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an Underlying Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Index Fund or due to other circumstances. An Underlying Index Fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Performance and Market Value of the Underlying Index Fund During Periods of Market Volatility May Not Correlate with the Performance of its Underlying Index as well as the Net Asset Value per Share of the Underlying Index Fund – During periods of market volatility, securities underlying the Underlying Index Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Index Fund and the liquidity of the Underlying Index Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Index Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Index Fund. As a result, under these circumstances, the market value of shares of the Underlying Index Fund may vary substantially from the net asset value per share of the Underlying Index Fund. For all of the foregoing reasons, the performance of the Underlying Index Fund may not correlate with the performance of the Underlying Index as well as the net asset value per share of the Underlying Index Fund, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.

♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value

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does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date May Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Underlying Index Fund and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 12 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.

♦	Owning the Securities Is Not the Same as Owning Shares of the Underlying Index Fund or the Stocks Included in the Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned shares of the Underlying Index Fund or the stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the shares of the Underlying Index Fund or holders of the stocks included in the Underlying Index. The Underlying Index Fund Return excludes any cash dividend payments paid on the securities held by the Underlying Index Fund.

♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event HSBC is unable to pay its obligations when due, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.

♦	The Underlying Index Fund’s Underlying Index Has Transitioned Before to a New Underlying Index, Which Limits the Utility of Available Information About the Performance of the Underlying Index Fund – Until 2013, the Underlying Index Fund’s underlying index was the MSCI Emerging Markets Index (the “MXEF”). In January 2013, The Vanguard Group, Inc. (“Vanguard”) announced that the Underlying Index Fund would adopt the FTSE Emerging Index as its new target index. In the first phase of the transition, which began on January 10, 2013, the Underlying Index Fund ceased tracking the MXEF, and began temporarily tracking the FTSE Emerging Transition Index, a “dynamic” index that gradually reduced its exposure to South Korean equities by approximately 4% each week for a period of 25 weeks, while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the new index. In the second phase of the transition, which began on June 28, 2014, the Underlying Index Fund ceased tracking the FTSE Emerging Transition Index and begin tracking the FTSE Emerging Index. Please see the section below, “The Vanguard® FTSE Emerging Markets ETF”, for additional information about the index and the transition.

As a result of this transition, the historical performance of the Underlying Index Fund may be of limited use in evaluating the Underlying Index Fund’s past performance, as there is limited historical information available at this time to reflect the Underlying Index Fund’s tracking of the FTSE Emerging Index. The Underlying Index Fund’s new underlying index could provide different investment returns (either lower or higher) or different levels of volatility than those of the former or current underlying index over any period of time.

Additionally, on November 2, 2015, the Underlying Index Fund began transitioning to a new underlying index. According to The Vanguard Group, Inc., the transition to the new underlying index took place over a period of approximately 11 months, with the

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Underlying Index Fund ceasing to track the FTSE Emerging Index and beginning to temporarily track the FTSE Emerging Markets All Cap China A Transition Index through September 18, 2016.

By using this transition index, the Underlying Index Fund moved gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index (the “Underlying Index”), beginning on September 19, 2016. As part of the transition, China A-shares and small capitalization companies gradually increased in weight by an equal amount after the third Friday each month over the 12-month period, while the weights of the stocks already in the index were proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.

Because the Underlying Index Fund tracks indices that include China A-shares, your securities are subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Underlying Index Fund must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Underlying Index Fund any or all of its requested quotas. If the Underlying Index Fund were to be denied any or all of a requested trade quota, the Underlying Index Fund would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Underlying Index Fund to have difficulty tracking the FTSE Emerging Markets All Cap China A Inclusion Index, and may adversely affect the price of the Underlying Index Fund and the value of the Securities.

During both the transition and final benchmark phases, the Underlying Index Fund invested by sampling the relevant index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. The underlying index change was complete by September 19, 2016. The addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Underlying Index Fund. Moreover, the historical performance of the Underlying Index Fund prior to this transaction will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data.

♦	Non-U.S. Securities Markets Risks – The Underlying Index Fund holds stocks that are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges. The foreign securities held by the Underlying Index Fund may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Underlying Index Fund and, as a result, the value of the Securities.

♦	Exchange Rate Risk – Because the Underlying Index Fund will hold stocks denominated in foreign currencies, changes in certain currency exchange rates may negatively impact the Underlying Index Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may adversely impact the performance of the Underlying Index Fund, and therefore reduce the payments on the Securities.

♦	There Are Risks Associated with Emerging Markets – An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

♦	Changes Affecting the Underlying Index Fund – The policies of the Underlying Index Fund sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index Fund and the manner in which the Underlying Index Fund sponsor takes account of certain changes affecting those stocks included in the Underlying Index Fund may adversely affect the level of the Underlying Index Fund. The policies of the Underlying Index Fund sponsor with respect to the calculation of the Underlying Index Fund could also adversely affect the level of the Underlying Index Fund. The Underlying Index Fund sponsor may discontinue or suspend calculation or dissemination of the Underlying Index Fund. Any such actions could have an adverse effect on the value of the Securities.

♦	The Probability That the Underlying Index Fund Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying Index Fund – “Volatility" refers to the frequency and magnitude of changes in the price of the Underlying Index Fund. Greater expected volatility with respect to the Underlying Index Fund reflects a higher expectation as of the Trade Date that the Underlying Index Fund could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying Index Fund's volatility can change significantly over the term of the Securities. The price of the Underlying Index Fund could fall sharply, which could result in a significant loss of principal.

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♦	The Underlying Index Fund Is Subject to Management Risk – The Underlying Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the Underlying Index Fund’s underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlying Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Index Fund is subject to the risk that the investment strategy of the Underlying Index Fund’s investment advisor may not produce the intended results.

♦	The Amount Payable on the Securities Is Not Linked to the Price of the Underlying Index Fund at Any Time Other Than on the Final Valuation Date – The return on the Securities will be based on the Official Closing Price of the Underlying Index Fund on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Underlying Index Fund appreciates prior to the Final Valuation Date but then decreases as of that day to a price that is less than the Downside Threshold, the return on the Securities will be less, and may be significantly less, than it would have been had the Securities been linked to the price of the Underlying Index Fund prior to such decrease. Although the actual price of the Underlying Index Fund on the Maturity Date or at other times during the term of the Securities may be higher than the Official Closing Price of the Underlying Index Fund on the Final Valuation Date, the return on the Securities will be based solely on the Official Closing Price of the Underlying Index Fund on the Final Valuation Date.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks comprising the Underlying Index Fund, which could affect the price of such stocks or the price of the Underlying Index Fund and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Final Price as well as whether to postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying Index Fund or the price of the stocks included in the Underlying Index Fund, and therefore, the market value of the Securities.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affected the terms and features of the Securities at issuance and will affect their market price prior to maturity. These factors include the price of the Underlying Index Fund; the volatility of the Underlying Index Fund; the dividend rate paid on stocks included in the Underlying Index Fund; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	Potential HSBC and UBS Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc. or any of our or their respective affiliates in the stocks comprising the Underlying Index Fund or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Underlying Index Fund, may adversely affect the market value of the stocks comprising the Underlying Index Fund, the price of the Underlying Index Fund, and, therefore, the market value of your Securities.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” on page 12 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Scenario Analysis and Examples at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The scenario analysis and examples below are provided for illustrative purposes only and are hypothetical. The hypothetical terms used below are not the actual terms that will apply to the Securities, which are indicated on the cover hereof. These examples do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Index Fund relative to the Initial Price. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index Fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Investment term:	5 years

Hypothetical Initial Price*:	2,000.00

Hypothetical Step Barrier*:	2,000.00 (100% of the Initial Price)

Hypothetical Downside Threshold*:	1,500.00 (75% of the hypothetical Initial Price)

Step Return:	25.50%

* The actual Initial Price, Step Barrier and Downside Threshold for the Securities are set forth on the cover page of this pricing supplement.

Example 1— The price of the Underlying Index Fund increases from an Initial Price of 2,000.00 to a Final Price of 3,200.00. Because the Underlying Index Fund did not close below the Step Barrier (which is equal to the Initial Price) on the Final Valuation Date and the Underlying Index Fund Return of 60.00% is greater than the Step Return, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Underlying Index Fund Return)

$10 + ($10 × 60.00%) = $16.00

The Payment at Maturity of $16.00 per $10 Security represents a return on the Principal Amount equal to 60.00%, which corresponds to a total return on the Securities of 60.00%.

Example 2— The price of the Underlying Index Fund increases from an Initial Price of 2,000.00 to a Final Price of 2,060.00. Because the Underlying Index Fund did not close below the Step Barrier (which is equal to the Initial Price) on the Final Valuation Date and the Underlying Index Fund Return of 3.00% is less than the Step Return, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Step Return)

$10 + ($10 × 25.50%) = $12.55

The Payment at Maturity of $12.55 per $10 Security represents a return on the Principal Amount equal to the Step Return, which corresponds to a total return on the Securities of 25.50%.

Example 3— The price of the Underlying Index Fund decreases from an Initial Price of 2,000.00 to a Final Price of 1,800.00. Because the Underlying Index Fund declined from the Initial Price but did not close below the Downside Threshold on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Contingent Absolute Return)

$10 + ($10 × 10.00%) = $11.00

The Payment at Maturity of $11.00 per $10 Security represents a return on the Principal Amount equal to the Contingent Absolute Return, which corresponds to a total return on the Securities of 10%. In this case, your return on the Securities will be positive, even though the Final Price is less than the Initial Price.

Example 4— The price of the Underlying Index Fund decreases from an Initial Price of 2,000.00 to a Final Price of 1,200.00. Because the Underlying Index Fund closes below the Downside Threshold on the Final Valuation Date, HSBC will pay a Payment at Maturity calculated as follows per $10 Security:

$10 + ($10 × Underlying Index Fund Return)

$10 + ($10 × -40.00%) = $6.00

The Payment at Maturity of $6.00 per $10 Security represents a loss on the Principal Amount equal to the Underlying Index Fund Return of -40.00%, which corresponds to a total loss on the Securities of 40.00%.

If the Final Price is below the Downside Threshold on the Final Valuation Date, the Contingent Absolute Return will not apply, the Securities will be fully exposed to any decline in the Underlying Index Fund, and you will lose some or all of your Principal Amount at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Hypothetical Final Price	Hypothetical Underlying Index Fund Return	Payment at Maturity	Hypothetical Return on Securities
4,000.00	100.00%	$20.00	100.00%
3,800.00	90.00%	$19.00	90.00%
3,600.00	80.00%	$18.00	80.00%
3,400.00	70.00%	$17.00	70.00%
3,200.00	60.00%	$16.00	60.00%
3,000.00	50.00%	$15.00	50.00%
2,800.00	40.00%	$14.00	40.00%
2,600.00	30.00%	$13.00	30.00%
2,510.00	25.50%	$12.55	25.50%
2,400.00	20.00%	$12.55	25.50%
2,300.00	15.00%	$12.55	25.50%
2,100.00	5.00%	$12.55	25.50%
2,060.00	3.00%	$12.55	25.50%
2,000.00	0.00%	$12.55	25.50%
1,800.00	-10.00%	$11.00	10.00%
1,700.00	-15.00%	$11.50	15.00%
1,600.00	-20.00%	$12.00	20.00%
1,500.00	-25.00%	$12.50	25.00%
1,400.00	-30.00%	$7.00	-30.00%
1,200.00	-40.00%	$6.00	-40.00%
1,000.00	-50.00%	$5.00	-50.00%
800.00	-60.00%	$4.00	-60.00%
600.00	-70.00%	$3.00	-70.00%
400.00	-80.00%	$2.00	-80.00%
200.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

* The Underlying Index Fund Return excludes cash dividend payments on the stocks included in the Underlying Index Fund.

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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Underlying Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a substantial risk that an investment in the Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether the Underlying Index Fund or any of the entities whose stock is owned by the Underlying Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Underlying Index Fund or one or more of the entities whose stock is owned by the Underlying Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlying Index Fund or the entities whose stock is owned by the Underlying

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Index Fund and consult your tax advisor regarding the possible consequences to you if the Underlying Index Fund or one or more of the entities whose stock is owned by the Underlying Index Fund is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index Fund or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index Fund or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Securities will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The Vanguard® FTSE Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Underlying Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by The Vanguard International Equity Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”). The Underlying Index Fund is an exchange-traded class of shares issued by the Vanguard® Emerging Markets Stock Index Fund and is maintained and managed by Vanguard. Vanguard is the investment adviser to the Underlying Index Fund. Shares of the Underlying Index Fund trade on the NYSE Arca under the ticker symbol “VWO.” We have not independently verified the accuracy or completeness of the information derived from these public sources. The returns of the Underlying Index Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The Vanguard Trust is a registered investment company that consists of separate funds, each of which may consist of different share classes, including ETF shares. Information provided to or filed with the SEC by the Vanguard Trust under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Investment Company Act file numbers 033-32548 and 811-05972, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Trust, Vanguard and the Underlying Index Fund, please see the Underlying Index Fund’s prospectus, as it may be amended or supplemented from time to time. In addition, information about the Vanguard Trust and the Underlying Index Fund may be obtained from other sources, including the Vanguard website at www.vanguard.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Vanguard website and other information from Vanguard is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective, Strategy and the Transition of the Underlying Index

The Underlying Index Fund seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The Underlying Index Fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 3,350 common stocks of large-, mid-, and small-cap companies located in emerging markets around the world. The Underlying Index Fund invests by sampling the Underlying Index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the Underlying Index in terms of key characteristics. The Underlying Index Fund currently tracks the performance of the FTSE Emerging Markets All Cap China A Inclusion Index (the “Underlying Index”). The Underlying Index was developed by FTSE International Limited (“FTSE”) and is calculated, maintained and published by FTSE. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the Underlying Index at any time.

Historically, the Underlying Index Fund sought to track the performance of the MSCI Emerging Markets Index. Starting in January of 2013, the Underlying Index Fund began a two-step transition process to instead track the performance of the Underlying Index. First, in January 2013, the Underlying Index Fund began tracking the performance of the FTSE Emerging Transition Index (the “Transition Underlying Index”), which operated until July 2013. Second, on June 28, 2013, the Underlying Index Fund began to track the FTSE Emerging Index. The Transition Underlying Index was created to provide Vanguard with the ability to transition existing emerging markets funds to the Underlying Index over a period of approximately six months in a manner designed to reduce the impact on its existing fund shareholders. The Transition Underlying Index differed from the Underlying Index in the following ways:

-	It contained Korean companies: FTSE classified South Korea as a developed market in September 2009, and since then, it has not been a member of FTSE’s emerging indices. FTSE initially included the constituents of the FTSE Korea Index in the transition index universe, and then over a 25-week period, gradually reduced the weight of South Korea in the index.

-	It contained P Chips: FTSE announced that it would move P Chips (as defined below) from Hong Kong (a developed market) to China (an emerging market) across all its indexes beginning March 18, 2013. In anticipation of this change, P Chips were included in the Transition Underlying Index from its launch. Subsequently, at the March 2013 review, FTSE removed P Chips from the Transition Underlying Index. A P Chip is a company controlled by mainland individuals, with the establishment and origin of the company in mainland China. A P Chip must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

-	It contained March 2013 indicative additions and deletions: FTSE has announced a list of indicative additions and deletions that would be applied at the March 2013 index reviews. These companies were incorporated into the Transition Underlying Index at the start of its calculation.

-	It was based on actual free float: FTSE announced that beginning March 18, 2013, the Underlying Index would adopt actual free float percentages. In anticipation of this change, the Transition Underlying Index applied actual free float from its launch.

Additionally, on November 2, 2015, the Underlying Index Fund began transitioning to a new underlying index, the FTSE Emerging Markets All Cap China A Transition Index. According to The Vanguard Group, Inc., the transition to the new underlying index took place over a period of approximately 11 months, with the Underlying Index Fund ceasing to track the FTSE Emerging Index and temporarily tracking the FTSE Emerging Markets All Cap China A Transition Index through September 18, 2016.

By using this transition index, the Underlying Index Fund moved gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index (the “Underlying Index”), beginning on September 19, 2016. As part of the transition, China A-shares and small capitalization companies gradually increased in weight by an equal amount after the third Friday each month over the 12-month period, while the weights of the stocks already in the index were proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.

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Because the Underlying Index Fund tracks indices that include China A-shares, your securities are subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Underlying Index Fund must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Underlying Index Fund any or all of its requested quotas. If the Underlying Index Fund were to be denied any or all of a requested trade quota, the Underlying Index Fund would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Underlying Index Fund to have difficulty tracking the FTSE Emerging Markets All Cap China A Inclusion Index and may adversely affect the price of the Underlying Index Fund and the value of the Securities.

During both the transition and final benchmark phases, the Underlying Index Fund invested by sampling the relevant index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. The underlying index change was complete by September 19, 2016. The addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Underlying Index Fund. Moreover, the historical performance of the Underlying Index Fund prior to this transaction will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data.

As of March 31, 2017, the Underlying Index Fund’s ten largest countries as a percentage of common stock holdings were China (28.2%), Taiwan (15.8%), India (12.1%), Brazil (8.7%), South Africa (7.6%), Mexico (4.1%), Russia (4.1%), Thailand (3.9%), Malaysia (3.4%) and Indonesia (2.7%). As of March 31, 2017, the Underlying Index Fund’s three largest equity securities were Tencent Holdings Ltd. (3.5%), Taiwan Semiconductor Manufacturing Co. Ltd. (3.5%) and Naspers Ltd. (1.7%).

The Underlying Index

The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large, mid and small cap stocks in emerging markets. The Underlying Index is comprised of approximately 3350 securities from 22 countries, and is part of the FTSE China A Inclusion Indexes which contain FTSE China A All Cap Index securities adjusted for the aggregate approved QFII and RQFII quotas available to international investors.

Eligible Securities

All China A share classes of equity in issue are eligible for inclusion in the FTSE Global China A Inclusion Index Series subject to these rules:

•	The entire quoted equity capital of a constituent company is included in the calculation of its market capitalization;
•	Eligible securities are required to pass screens for liquidity, free float and foreign ownership restrictions;
•	The security must be assigned a nationality in accordance with the rules as set out in the Nationality Statement (further explained below);
•	The following are ineligible:
o	Companies whose business is that of holding equity and other investments (e.g. investment trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments (8985);
o	Non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments (8995) ;
o	Limited liability partnerships, limited partnerships, limited liability companies and business development companies;
o	Where a stapled unit comprises an eligible security and a non eligible security (such as non equity or an investment trust structure) the unit will not be eligible for inclusion;
o	Securities designated “Special Treatment (ST or *ST)”;
o	Convertible preference shares and loan stocks are excluded (until converted); and
o	Where a company does not list all its shares in an eligible class, or does not list an entire class, unlisted shares are ineligible.

Determining Company Nationality

All securities included in FTSE Global China A Inclusion Indexes are assigned a nationality in accordance with the rules as set out in the Nationality Statement. A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, the company will be allocated to that country. In all other circumstances, FTSE will base its decision on assessment of various factors including, but not necessarily limited to, the following:

•	The investor protection regulations present in the country of incorporation;
•	The country in which the company is domiciled for tax purposes;
•	The location of its factors of production;
•	The location of its headquarters;
•	The location of company meetings;
•	The composition of its shareholder base;
•	The membership of its board of directors;
•	The currency denomination of the company’s shares; and
•	The perception of investors.

If a company is incorporated in a country, has a listing in that country and listings in other countries, FTSE will normally assign the company to the country of incorporation. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, FTSE will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only

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be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by FTSE.

Adjustments Applied to Eligible Securities

Constituents are adjusted for free float, foreign ownership limits and RQFII / QFII quota limits.

Free float restrictions include:

•	shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension plans for governments);
•	shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;
•	shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated;
•	shares held within employee share plans;
•	shares held by public companies or by non-listed subsidiaries of public companies;
•	shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;
•	all shares where the holder is subject to a lock-up clause (for the duration of that clause);
•	shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and
•	shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Where there are multiple classes of equity capital in a company, all classes are included and priced separately, provided that that they pass index eligibility screens in their own right. All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity of Constituents

Each constituent security will be tested for liquidity semi-annually in March and September by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a median trade of zero.

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trading volume per month in each month since their listing.

If a company fails the liquidly test based on its underlying shares, its Depositary Receipts (“DR”) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional time zone in which the underlying shares are listed. Where a company has both a DR and underlying shares listed, both securities will be tested separately for liquidity. The underlying share will be included if it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included, it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e., the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

Calculation of the Underlying Index

Actual closing mid-market or last trade prices are used, where available, for constituent securities with local securities exchange quotations. Thomson Reuters real time exchange rates are used in the index calculations which are disseminated in real-time. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between (1) the index’s market capitalization as at the close of that day, and (2) the market capitalization at the start of that day. “Start of the day” is defined as the previous day's close adjusted for capital changes, investability weight changes, additions and deletions.

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Historical Performance of the Underlying Index Fund

The following graph sets forth the historical performance of the Underlying Index Fund based on the daily historical closing prices from January 1, 2008 to April 25, 2017, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Underlying Index Fund should not be taken as an indication of future performance. Furthermore, due to the transitions described above, the Underlying Index Fund’s historical performance, particularly prior to July 2013, may be of limited value in assessing its performance. From January 2013 to July 2013, the performance of the Underlying Index Fund resulted from its tracking of the Transition Underlying Index. Prior to January 2013, the performance of the Underlying Index Fund resulted from its tracking of the MSCI Emerging Markets Index. See “Key Risks—The Underlying Index Fund’s Underlying Index Has Transitioned Before to a New Underlying Index, Which Limits the Utility of Available Information About the Performance of the Underlying Index Fund” above.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$52.90	$44.01	$47.14
4/1/2008	6/30/2008	$53.45	$46.21	$46.54
7/1/2008	9/30/2008	$46.54	$32.10	$34.66
10/1/2008	12/31/2008	$34.66	$18.60	$23.70
1/2/2009	3/31/2009	$25.68	$19.04	$23.60
4/1/2009	6/30/2009	$33.89	$23.60	$31.82
7/1/20109	9/30/2009	$39.01	$30.57	$38.56
10/1/2009	12/31/2009	$41.71	$37.54	$41.00
1/2/2010	3/31/2010	$42.80	$36.85	$42.18
4/1/2010	6/30/2010	$43.98	$36.38	$37.99
7/1/2010	9/30/2010	$45.40	$37.99	$45.40
10/1/2010	12/31/2010	$49.32	$45.40	$48.15
1/2/2011	3/31/2011	$48.92	$45.00	$48.92
4/2/2011	6/30/2011	$50.71	$46.44	$48.62
7/1/2011	9/30/2011	$49.52	$35.89	$35.89
10/3/2011	12/30/2011	$43.47	$35.20	$38.21
1/2/2012	3/30/2012	$45.09	$38.21	$43.47
4/2/2012	6/29/2012	$43.99	$37.08	$39.95
7/2/2012	9/28/2012	$43.25	$38.28	$41.75
10/1/2012	12/31/2012	$44.53	$40.44	$44.53
1/2/2013	3/31/2013	$45.45	$42.24	$42.89
4/1/2013	6/28/2013	$44.79	$36.53	$38.78
7/1/2013	9/30/2013	$42.94	$37.16	$40.11
10/1/2013	12/31/2013	$42.91	$39.96	$41.14
1/2/2014	3/31/2014	$41.14	$36.67	$40.58
4/1/2014	6/30/2014	$43.86	$40.46	$43.13
7/1/2014	9/30/2014	$46.49	$41.62	$41.71
10/1/2014	12/31/2014	$43.09	$37.71	$40.02
1/1/2015	3/31/2015	$42.02	$38.74	$40.87
4/1/2015	6/30/2015	$44.97	$40.34	$40.88
7/1/2015	9/30/2015	$41.07	$31.96	$33.09
10/1/2015	12/31/2015	$36.41	$31.56	$32.71
1/1/2016	3/31/2016	$34.62	$28.55	$34.58
4/1/2016	6/30/2016	$35.77	$32.46	$35.22
7/1/2016	9/30/2016	$38.75	$34.64	$37.63
10/1/2016	12/31/2016	$38.26	$34.86	$35.78
1/1/2017	3/31/2017	$40.47	$35.78	$39.72
4/1/2017	4/25/2017*	$40.45	$39.33	$40.45

* This pricing supplement includes information for the second calendar quarter of 2017 for the period from April 1, 2017 through April 25, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2017.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Fund Return. If a Market Disruption Event exists with respect to the Underlying Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow a concession to its affiliates not in excess of the underwriting discount set forth on the cover of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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